Exhibit 4.2
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of June 16, 2008 (this “Amendment”), is among TECUMSEH PRODUCTS COMPANY (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”).
RECITAL
     The Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of March 20, 2008 (as amended from time to time, the “Credit Agreement”). The Borrower and the Loan Guarantors desire to amend the Credit Agreement as set forth herein and the Lenders are willing to do so in accordance with the terms hereof.
TERMS
     In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:
ARTICLE 1.
AMENDMENTS
     The Credit Agreement is amended as follows:
     1.1 The definitions of Banking Services and Loan Guarantor in Section 1.01 are restated as follows:
          “Banking Services” means each and any of the following bank services provided to the Borrower or any of its Subsidiaries by Chase or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services, and further including without limitation all ACH debit, ACH credit and daylight overdraft services and financial accommodations by Chase or any of its Affiliates in any amount and all transactions related thereto.
          “Banking Services Obligations” means any and all obligations of the Borrower and its Subsidiaries, or any of them, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
          “Loan Guarantor” means each (a) present and future Domestic Subsidiary and Canadian Subsidiary of the Borrower and their successors and assigns, (b) in addition to the other Loan Guarantors, the Borrower shall be a Loan Guarantor with respect to all Secured Obligations owing by any of its Subsidiaries at any time, and (c) any other Person executing a Guaranty at any time; provided that (i) Hayton Property Company, LLC, a Wisconsin limited liability company, shall not be required to be a Guarantor so long as it has no assets other than the existing real estate in Wisconsin owned as of the date hereof as described by the Borrower and has no business or material net worth, and (ii) each of The Lauson Company, a Wisconsin corporation, Power Products Company, Inc., a Wisconsin corporation, and Providence Controls Company, a Rhode Island corporation, shall not be required to be a Guarantor so long as the aggregate fair market value of all of their assets does not exceed $250,000.

ARTICLE 2.
REPRESENTATIONS
     The Loan Parties represent and warrant to the Lenders and Administrative Agent that:
     2.1 The execution, delivery and performance of this Amendment are within its powers and have been duly authorized by it. This Amendment is the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     2.2 After giving effect to the amendments herein contained, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and no Default or Event of Default exists or has occurred and is continuing on the date hereof.
ARTICLE 3.
CONDITIONS PRECEDENT.
     This Amendment shall be effective when each of the following conditions is satisfied:
     3.1 This Amendment shall be executed by each of the Loan Parties, the Lenders and the Administrative Agent.
     3.2 The Loan Parties shall deliver such other documents as reasonably requested by the Administrative Agent.
ARTICLE 4.
MISCELLANEOUS.
     4.1 References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.
     4.2 Except as expressly amended hereby, each of the Loan Parties agree that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. This Amendment is a Loan Document terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
     4.3 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and signatures sent by telecopy or electronic mail message shall be enforceable as originals.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

TECUMSEH PRODUCTS COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President, Treasurer and Chief Financial Officer

TECUMSEH PRODUCTS OF CANADA, LIMITED
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

By	/s/ Lynn Dennison
	Name:	Lynn Dennison
	Title:	Secretary

TECUMSEH COMPRESSOR COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

VON WEISE USA, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

M. P. PUMPS, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

DATA DIVESTCO, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

EVERGY, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

TECUMSEH TRADING COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

TECUMSEH DO BRASIL USA, LLC
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	President

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender
By	/s/ Matthew Brewer
	Name:	Matthew Brewer
	Title:	Assistant Vice President

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